Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-123676) on Form S-8 of ABIOMED Retirement Savings Plan of our report dated June 16, 2022 with respect to the statements of net assets available for benefits of the ABIOMED Retirement Savings Plan as of December 31, 2021 and 2020 and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedules as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the ABIOMED Retirement Savings Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 16, 2022